EXHIBIT 10.1

January 16, 2007

Hyde Investments, Ltd.

RE:          Conversion of Debenture
                Issuance of Shares

Gentlemen:

Please accept this letter as confirmation of our agreement, as follows:

Material Technologies, Inc. hereby agrees to pay Hyde Investments, Ltd. $500,000, the full amount of which shall be added to the Debenture amount as of January 10, 2007, in exchange for 1,000,000 shares of Material Technologies, Inc. common stock, which shall be delivered in five monthly installments of 200,000 shares each as instructed by Material Technologies, Inc.

Thank you,

Material Technologies, Inc.

By:    /s/ Robert M. Bernstein
             Robert M. Bernstein